Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Retirement & Savings Plans Administrative Committee of SUPERVALU INC. and SUPERVALU INC.:

We consent to incorporation by reference in the Registration Statement (No. 333-100917) on Form S-8 of SUPERVALU INC., of our report dated June 30, 2008, relating to the statements of net assets available for benefits of the Pittsburgh Division Profit Sharing Plan as of December 31, 2007 and February 28, 2007, and the related statement of changes in net assets available for benefits for the period from March 1, 2007 to December 31, 2007 which report appears in the annual report on Form 11-K of the Pittsburgh Division Profit Sharing Plan for the period from March 1, 2007 to December 31, 2007.

/s/ KPMG LLP

Minneapolis, Minnesota
June 30, 2008

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